Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2004 Stock Incentive Plan of Capital One Financial Corporation of our reports dated February 25, 2021, with respect to the consolidated financial statements of Capital One Financial Corporation, and the effectiveness of internal control over financial reporting of Capital One Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
May 13, 2021